Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of January 2, 2022 (the “Effective Date”) by and between Allarity Therapeutics A/S, a company incorporated under the laws of Denmark, with its principal place of business at Venlighedsvej 1, DK-2970 Hørsholm, Denmark (“Allarity”), and Oncoheroes Biosciences Inc., a Delaware corporation, with its principal place of business at 62 Cypress St. #5, Brookline, MA 02445 (“Oncoheroes”). Allarity and Oncoheroes are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Oncoheroes is a biopharmaceutical company focused on development of products for pediatric cancers;

Whereas, Allarity is a biopharmaceutical company that possesses certain intellectual property rights related to the PARP inhibitor Stenoparib pursuant to an Exclusive License Agreement by and between Oncology Venture, ApS (a predecessor of Allarity) and Eisai Inc. dated as of July 6, 2017 (the “Eisai Head License Agreement”); and

Whereas, Allarity desires to grant Oncoheroes an exclusive license under such intellectual property rights, and Oncoheroes desires to obtain a license under such intellectual property rights, to research, develop and commercialize the Products in the Licensed Field in the Territory (each capitalized term as defined below), subject to the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article 1
Definitions

1.1 “Accounting Standards” means (a) United States generally accepted accounting principles (GAAP) or (b) International Financial Reporting Standards (IFRS); in each case, as consistently applied throughout the organization of a particular entity and its Affiliates.

1.2 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and all related rules, regulations and guidelines, as any of the foregoing may be amended from time to time.

1.3 “Adverse Event” has the meaning set forth in the Applicable Laws for such term (or comparable adverse safety event term), and will generally mean any untoward medical occurrence in a patient or human clinical investigation subject administered Product, including occurrences that do not necessarily have a causal relationship with Product.

1.4 “Affiliate” means, with respect to any Entity (including a Party to this Agreement), any other Entity controlled by, controlling, or under common control with such Entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means direct or indirect ownership, including ownership by one or more persons, Entities or trusts with substantially the same beneficial interests, of 50% or more of the outstanding voting and equity rights of such Entity, or possession of the power to direct the management and policies of such Entity.

1.5 “Allarity Indemnitees” has the meaning set forth in Section 11.1.

1.6 “Allarity Inventions” means any Invention made solely by or on behalf of Allarity, its employees, consultants or contractors, or any of its Affiliates or licensees (other than Oncoheroes).

1.7 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

1.8 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, including the Act, and Anti-Corruption Laws.

1.9 “Business Day” means a day other than Saturday, Sunday or a day on which banking institutions in (a) Boston, Massachusetts or (b) Copenhagen, Denmark are required or permitted to be closed.

1.10 “Buy Back Option” has the meaning set forth in Section 2.2.

1.11 “Buy Back Option Period” means the period commencing upon (a) the earlier to occur of (i) written notice from Allarity to Oncoheroes that it has received an offer from a pharmaceutical company with at least $250 million of net sales (based upon its most recently-completed calendar year financial performance) that wishes to acquire global Commercialization rights to the Product in the Licensed Field and Retained Field; or (ii) completion of the receipt of the first MAA (including an NDA) approval for a Product in any country in the Territory in the Licensed Field; and (b) ending one hundred-twenty (120) days after the occurrence of the matters set forth in clause (a)(i) and (a)(ii), as applicable.

1.12 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that the final Calendar Quarter ends on the last day of the Term.

1.13 “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the Calendar Year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year ends on the last day of the Term.

1.14 “Change of Control” means with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the then outstanding voting equity securities or other voting interests of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Entity immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (b) any merger, reorganization, consolidation or business combinations involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.

1.15 “Clinical Trial” means any human clinical trial including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, any study incorporating more than one of these phases, or any human clinical trial commenced after Regulatory Approval.

1.16 “CMO” has the meaning set forth in Section 7.1.

1.17 “Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the Compound nor generic or other non-proprietary compositions of matter equivalents.

1.18 “Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Products, including strategic marketing, sales force detailing, advertising, Product support, all customer support, Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Product. “Commercialize” and “Commercializing” shall have the correlative meanings.

1.19 “Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended, or considerations to be undertaken by a Party with respect to any objective, activity, or decision to be undertaken hereunder with respect to the Development, Manufacture, or Commercialization of Product, the reasonable efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and resources normally used by a similarly situated company in the pharmaceutical industry in the exercise of its reasonable business discretion to accomplish a similar objective, activity or decision for a compound or product owned by it, or to which it has similar rights, which compound or product is at a similar stage in its development or product life, is in a similar therapeutic and disease area and is of similar market potential, and in all cases taking into account: (i) the expected and actual competitiveness of alternative products (including generic or biosimilar products) under development or sold in the marketplace; (ii) the nature and extent of expected and actual market exclusivity (including patent coverage, regulatory and other exclusivity) of Product; (iii) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity; and (iv) other relevant factors, including legal, medical, scientific, technical and commercial factors.

1.20 “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by Oncoheroes pursuant to the Confidentiality/Non-Disclosure Agreement between Allarity, and Oncoheroes dated January 12, 2021 (the “Confidentiality Agreement”) is deemed to be Oncoheroes’ Confidential Information disclosed hereunder, and all Information disclosed by Allarity pursuant to the Confidentiality Agreement is deemed to be Allarity’s Confidential Information disclosed hereunder; provided that any use or disclosure of any Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement.

1.21 “Control” means, with respect to any Product, Know-How, Patents or other intellectual property rights, possession by a Party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such Party under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to, such Know-How, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Entity, provided that any Know-How, Patents or intellectual property Controlled by an Acquirer of a Party shall not be treated as “Controlled” by such Party for purposes of this Agreement, except to the extent that, and only to the extent that, such Know-How, Patents or intellectual property is actually used by such Acquirer, to Develop, Manufacture or Commercialize the Product after the Acquirer qualifies as such. Notwithstanding the foregoing, with respect to any intellectual property acquired after the Effective Date for which a Party will be required to make payments to any Third Party in connection with the access, licenses and sublicenses granted to the other Party under this Agreement, such Know-How, Patents or intellectual property shall not be treated as “Controlled” by the licensing Party except to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as mutually agreed between the Parties in good faith).

1.22 “Cost of Goods” means, with respect to Product:

(a) in the case of Product (or any precursuor or intermediate thereof) manufactured by one or more Third Parties, the actual costs of such Manufacturing invoiced by such Third Party manufacturer to Allarity, including the costs of raw materials, intermediates and components, reference materials or standards required for release testing, materials necessary to support stability studies (including methods, reference materials and consumables) drug substance and drug product manufacturing, labeling and packaging, quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, storage and freight, shipping, tariffs, customs clearance and export fees; and

(b) in the case of Product manufactured by a Party or its Affiliate, the (i) actual fully allocated cost of manufacturing such Product, determined in accordance with Accounting Standards, including the direct and indirect cost of any raw materials, packaging materials and labor utilized in such manufacturing (including formulation, filling, finishing, quality assurance, quality control, stability testing, release testing, labeling and packaging, as applicable); and (ii) all other reasonable and customary manufacturing-related costs for such Product, including, factory, plant or equipment start-up or start-up amortization costs, scale-up expenses, and freight in/out and sales and excise taxes imposed thereon, customs and duty and charges levied by government authorities, and all costs of packaging, but excluding product inventory write-offs and failed lots.

1.23 “Cover” means, with respect to a Patent and a Product, that the manufacture, use, offer for sale, sale or import of a Product, absent a license to such Patent or Product, would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it is treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” have the correlative meanings.

1.24 “Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Products, and the reporting, preparation and submission of regulatory applications for obtaining, registering and maintaining Regulatory Approval of Products; provided, however, “Development” shall exclude any activities relating to the Manufacture of Product. “Develop” and “Developing” shall have the correlative meanings.

1.25 “Development Plan” has the meaning set forth in Section 4.1.

1.26 “Dispute” has the meaning set forth in Section 14.1.

1.27 “Distributor” means a Third Party distributor of Product that: (a) has no royalty or other payment obligations to Oncoheroes or any of its Affiliates that are calculated based on amounts invoiced or received by such Third Party for sales of Product; or (b)(i) does not take title to Product, (ii) does not invoice Product sales to Third Party customers, and (iii) is responsible only for inventory management and distribution with respect to Product on behalf of Oncoheroes or its Affiliate.

1.28 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.29 “DRP® for Stenoparib” means the proprietary, patented DRP® companion diagnostic that Allarity has previously developed and validated for Stenoparib (in accordance with Allarity’s research which has not received Regulatory Approval), which enables the identification of likely responders for the drug.

1.30 “Drug Master File” means a drug master file document or right of reference to a drug master file (if the applicable Party does not have a copy of the underlying drug master file) containing detailed information about the manufacturing of the Product, including information describing the manufacturing site, the manufacturing facility, the operating procedures, the personnel, the Manufacture, storage and control of the Product, starting materials and intermediates.

1.31 “Drug Product” means, with respect to any Product, the filled, finished and packaged form of such Product.

1.32 “Election Date” has the meaning set forth in Section 7.3(b).

1.33 “EMA” means the European Medicines Agency or the equivalent Regulatory Authority with competent jurisdiction in the United Kingdom or any successor entity to either of the foregoing.

1.34 “EU” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

1.35 “Entity” means any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.36 “Executive Officer” means, with respect to Allarity, its Chief Executive Officer, and with respect to Oncoheroes, its Chief Executive Officer, or, in either case, a designee with senior decision-making authority.

1.37 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.38 “FDA” means the United States Food and Drug Administration, or any successor agency thereto in the United States

1.39 “First Commercial Sale” means, with respect to a Product in the Licensed Field in the Territory, the first commercial transfer or disposition for value of such Product by or on behalf of Oncoheroes to a Third Party in the Licensed Field in the Territory after such Product has received Regulatory Approval (including any pricing approval) in the Licensed Field in the Territory.

1.40 “FMV” has the meaning set forth in Section 2.2.

1.41 “GCP” means current good clinical practices as established by the FDA and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.42 “GLP” means current good laboratory practices as established by the FDA and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.43 “GMP” means current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 C.F.R. Parts 210 and 211, as amended from time to time and as interpreted by relevant ICH guidelines.

1.44 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.45 “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.46 “IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.47 “Indemnified Party” has the meaning set forth in Section 11.3.

1.48 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.49 “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Product in a particular Indication and patient population, a label expansion for such Product to include such Indication in a different patient population shall not be considered a separate Indication.

1.50 “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological and chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC information, stability data and other study data and procedures.

1.51 “Infringement” has the meaning set forth in Section 9.3(a).

1.52 “Initiation” means, with respect to a clinical trial, first dosing of the first subject or patient in such clinical trial.

1.53 “Invention” means any invention or discovery, whether or not patentable, that is made, conceived, generated or reduced to practice, in whole or in part, in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.54 “JDC” has the meaning set forth in Section 3.1(a).

1.55 “Joint Invention” means any Invention made jointly by (a) on the one hand, one or more employees, consultants or contractors of Oncoheroes or any of its Affiliates or Sublicensees, and (b) on the other hand, one or more employees, consultants or contractors of Allarity or any of its Affiliates.

1.56 “Joint Patents” means Patents claiming Joint Inventions.

1.57 “Know-How” means any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

1.58 “Licensed Field” means all pediatric oncology Indications, including such pediatric indications as set forth on Exhibit 1.58. For the avoidance of doubt, Licensed Field does not include the Retained Field.

1.59 “Licensed Know-How” means all Know-How that (a) is Controlled by Allarity or its Affiliates as of the Effective Date or during the Term, and (b) is necessary or reasonably useful for the research, Development, Manufacture (provided that such Manufacturing rights shall only apply when and if a Manufacturing Trigger Event occurs), or Commercialization of Product in the Licensed Field in the Territory.

1.60 “Licensed Patent” means any Patent that (a) is Controlled by Allarity or its Affiliates as of the Effective Date or during the Term, and (b) Covers (i) a Compound or Product or (ii) the Manufacture of a Compound or Product. A list of Licensed Patents as of the Effective Date is set forth on Exhibit1.60.

1.61 “Licensed Technology” means the Licensed Know-How, Licensed Patents, and Licensed Marks. For clarity, Licensed Technology does not include DRP® for Stenoparib until when and if Allarity does not exercise its Buy Back Option.

1.62 “Licensed Marks” means all Trademarks that (a) are Controlled by Allarity or its Affiliates as of the Effective Date or during the Term and (b) are used by or on behalf of Allarity as of the Effective Date or during the Term in connection with the Development, Manufacture, or Commercialization of Product in the Territory. A list of Licensed Marks as of the Effective Date is set forth on Exhibit 1.62.

1.63 “MAA” means an application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority.

1.64 “Manufacture” and “Manufacturing” means any activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing, shipping, and transporting any Product, including oversight and management of vendors therefor. For clarity, manufacturing process development activities are included within the scope of Manufacturing.

1.65 “Manufacturing Process” has the meaning set forth in Section 7.3(a).

1.66 “NDA” means a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the United States.

1.67 “Net Sales” means, on a country-by-country and Product-by-Product basis in the Field in the Territory, with respect to any period for each country, the gross amounts invoiced by Oncoheroes and its Affiliates (but not Sublicensees) (each, a “Selling Party”), as applicable, to unrelated Third Parties for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country: (a) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods, which discounts are applied on a basis consistent with the selling Person’s practices with respect to the selling Person’s other pharmaceutical products; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, excise, turnover, inventory, value-added, import, export, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, REMS compliance costs and other transportation costs incurred in shipping such Product; (e) amounts paid or credited to customers for inventory management services; and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product. Net Sales will be determined in accordance with IFRS. Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties.

Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a non-sublicensee Third Party. If non-monetary consideration is received by a Selling Party for the Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Product, as applicable, as determined by the Parties in good faith.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Product comprising the Compound as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

Notwithstanding the foregoing, “Net Sales” shall also include any amount received by Oncoheroes or its Affiliates from a Distributor, including up-front payments, milestone payments, and payments received for or related to the sale or distribution of Products.

1.68 “Oncoheroes Indemnitees” has the meaning set forth in Section 11.2.

1.69 “Oncoheroes Inventions” means any Invention made solely by or on behalf of Oncoheroes, its employees, consultants or contractors, or any of its Affiliates or Sublicensees.

1.70 “Patents” means (a) all national, regional and international patents and patent applications filed in any country or jurisdiction, including provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.71 “Phase 1 Clinical Trial” means a human clinical trial, that generally provides for the first introduction of a pharmaceutical or biologic product in humans with a purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, consistent with the requirements of U.S. 21 C.F.R. § 312.21(a) or (for trial conducted outside the United States) its equivalents in the applicable non-United States jurisdictions.

1.72 “Phase 2 Clinical Trial” means a human clinical trial, the principal purpose of which is to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety, effectiveness and dose ranging for a particular indication or indications in a target patient population, consistent with the requirements of U.S. 21 C.F.R. § 312.21(b) or (for trial conducted outside the United States) its equivalents in the applicable non-United States jurisdictions.

1.73 “Phase 3 Clinical Trial” means a human clinical trial, the principal purpose of which is to establish that a product is safe and efficacious for its indicated use, define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, to support the filing of an application for Regulatory Approval for such product, consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or (for trial conducted outside the United States) its equivalents in the applicable non-United States jurisdictions.

1.74 “Product” means, Stenoparib (formerly E7449), which compound (the “Compound”) is a small molecule inhibitor of poly ADP ribose polymerase, as more specifically described on Annex I, and including therapeutically-active variants and in the form and formulation existing as of the Effective Date or any form and formulation such Compound and any salt, ester, hydrate, solvate, prodrug, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, polymorph, chelate, isomer, enantiomer, racemate, stereoisomer, or tautomer of any of the foregoing.

1.75 “Product Marks” has the meaning set forth in Section 9.6.

1.76 [Intentionally omitted]

1.77 “Regulatory Approval” means, with respect to a pharmaceutical product in a particular jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such jurisdiction necessary to market and sell such product in such jurisdiction, including pricing and reimbursement approvals if required prior to the first marketing or sale of such product in such jurisdiction.

1.78 “Regulatory Authority” means any applicable Governmental Authority having the administrative authority to regulate the manufacturing, development, commercialization, reimbursement or pricing, as applicable, for the Product, including Regulatory Approvals, including the FDA and the EMA.

1.79 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than a Patent, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.80 “Regulatory Filings” means all INDs, NDAs, MAAs, Regulatory Approvals, and other filings (including any Drug Master File (if any)) with, and formal submissions to, Regulatory Authorities, in each case, with respect to Product in any country or other jurisdiction.

1.81 “Retained Field” means all uses other than the Licensed Field.

1.82 “Right of Reference” means: (a) in the United States, a “right of reference or use,” as such term is defined in 21 C.F.R. 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a clinical trial under, an IND, or obtaining approval of an NDA, MAA or other Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

1.83 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Product in such country and expiring on the later of (a) expiration of the last Valid Claim of any and all Eisai Patents, OV Patents and Joint Patents Covering such Product in such country and (b) the fifteenth (15th) anniversary of the date of First Commercial Sale of such Product in such country; provided that, with respect to a Product being Commercialized in the US and the Major Countries, the Royalty Term shall continue in both the US and the Major Countries until expiration of the last Valid Claim of any and all Eisai Patents, OV Patents and Joint Patents Covering such Product in the US and each of the countries in the Major Countries; it being understood and agreed that all of the terms which are capitalized and not defined in this definition of “Royalty Term” shall have the meanings ascribed to such terms in the Eisai Head License Agreement.

1.84 “Sublicensee” means any Third Party that has received a sublicense of the rights granted to Oncoheroes under Section 2.1(a), directly or indirectly through one or more tiers, from Oncoheroes or its Affiliate. As used in this Agreement, “Sublicensee” excludes a Distributor.

1.85 “Supply Agreement” has the meaning set forth in Section 7.1.

1.86 “Technology Transfer” has the meaning set forth in Section 7.3(b).

1.87 “Term” has the meaning set forth in Section 13.1.

1.88 “Territory” means all countries of the world.

1.89 “Third Party” means any Entity other than Oncoheroes or Allarity or an Affiliate of Oncoheroes or Allarity.

1.90 “Trademark” means any word, name, symbol, color, shape, designation or device or any combination thereof, including any trademark, service mark, trade name, trade dress, brand name, product configuration, domain name, logo, design or business symbol, that functions as an identifier of source, origin or membership, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.91 “Upstream License” means any agreement between Allarity (or any of its Affiliates) and any Third Party (such Third Party, an “Upstream Licensor”) pursuant to which Allarity Controls any Know-How or Patents that are included in the Licensed Technology. The Upstream Licenses existing as of the Effective Date are set forth in Exhibit 1.91.

1.92 “U.S.” means the United States of America, including all possessions and territories thereof.

1.93 “Valid Claim” means (a) a claim of an issued, unexpired patent within the Licensed Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision and (b) a claim of any patent application within a Licensed Patent which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and has not been pending for a period of more than seven (7) years.

Article 2
LICENSES AND EXCLUSIVITY

2.1 License to Oncoheroes.

(a) License to Oncoheroes. Subject to the terms and conditions of this Agreement, Allarity hereby grants Oncoheroes an exclusive (even as to Allarity and its Affiliates), royalty-bearing license, with the right to sublicense through multiple tiers in accordance with Section 2.1(b), under the Licensed Technology to research, Develop, Manufacture (provided that such Manufacturing rights shall only apply when and if a Manufacturing Trigger Event (defined below) occurs), have Manufactured, use, sell, have sold, offer for sale, import, export and otherwise Commercialize Products in the Licensed Field in the Territory; it being understood and agreed that Licensed Technology does not include DRP® for Stenoparib until, when and if ALLARITY does not exercise its Buy Back Option, in which event the license granted to Oncoheroes shall be amended to include such license for the DRP® for Stenoparib in the Licensed Field. “Manufacturing Trigger Event” means the earlier to occur of (a) Allarity does not exercise its Buy Back Option pursuant to Section 2.2; (b) the Parties (or Oncoheroes and Allarity’s CMO) despite good faith negotiations fail to enter into a Supply Agreement pursuant to Section 7.1 within sixty (60) days after Oncoheroes’ request to obtain supply of Product from Allarity or Allarity’s CMO; and (c) in the event that Allarity (rather than Allarity’s CMO) enters into a Supply Agreement, the failure of Allarity to supply at least fifty percent (50%) of Oncoheroes forecasted demand of Product pursuant to the Supply Agreement for two (2) consecutive Calendar Quarters.

(b) Sublicenses.

(i) Oncoheroes shall have a right to grant sublicenses under the Licensed Technology to its Affiliates (but only for so long as Affiliate remains an Affiliate of Oncoheroes). Additionally, Oncoheroes shall have a right to grant sublicenses under the Licensed Technology to Third Parties upon completion of the first Phase 2 Clinical Trial of a Product, provided that, the right to grant sublicenses to Third Parties shall only apply when and if Allarity does not exercise its Buy Back Option pursuant to Section 2.2.

(ii) Each agreement in which Oncoheroes grants a sublicense under the Licensed Technology shall be consistent with the terms and conditions of this Agreement applicable to the scope of the sublicense granted to a Sublicensee and Oncoheroes shall ensure that its Sublicensees comply with the applicable terms and conditions of this Agreement.

(iii)    Notwithstanding any such sublicense, Oncoheroes shall remain solely liable for the performance of its obligations hereunder, regardless of whether such obligation is delegated, subcontracted, or sublicensed to any of its Affiliates, Subcontractors or Sublicensees.

(iv) Oncoheroes shall provide Allarity with (w) a then-current copy of the proposed term sheet with a Sublicensee at least ten (10) Business Days prior to the expected execution or finalization of such term sheet, (x) a then-current copy of each proposed sublicense agreement with a Sublicensee at least ten (10) Business Days prior to the expected execution of such sublicense agreement and (y) a true and complete copy of each sublicense agreement with a Sublicensee within thirty (30) days after the execution of such sublicense agreement; provided, that, in each case of a Sublicense to a Third Party, Oncoheroes may redact certain terms of any such sublicense agreement if such terms are not (i) related to either Party’s rights or obligations under this Agreement, or (ii) necessary for Allarity to verify Oncoheroes’ compliance with this Agreement.

(c) Subcontractors. Oncoheroes may appoint Distributors and engage subcontractors (including contract research organizations) who confirm and agree in writing to be bound by the terms and conditions of this Agreement (“Subcontractors”) for the purpose of performing Oncoheroes’ obligations, subject to Section 2.1(b)(iii), with respect to the Development, Manufacture, and Commercialization of Product in the Licensed Field in the Territory.

(d) Non-Compete. Except pursuant to this Agreement:

(i) Neither Party nor its Affiliates shall, at any time during the Term, either on its own behalf or through any Affiliate or Third Party, directly or indirectly make, market, promote, sell, offer for sale, import, export or otherwise Commercialize any (a) Competitive Product in the Licensed Field, or (b) any other formulations of the Compound, or in-license or otherwise acquire any product that is a Competitive Product or other formulation of the Compound, in the Licensed Field anywhere in the Territory.

(ii) As used in this Agreement, “Competitive Product” means, other than the Product, any pharmaceutical product having a primary mechanism of action (or in the case of a combination product, any component of such combination product having as its primary mechanism of action) through the inhibition of poly ADP ribose polymerase, whether currently marketed or in development, that is labeled, advertised, marketed, promoted or intended for use in the Licensed Field.

(iii) Notwithstanding Section 2.1(d) above, if a Change of Control occurs with respect to a Party and, in each case, the Acquiror (or any of such Acquiror’s then-existing Affiliates) already has, or the acquired assets contain, as applicable, a program that existed prior to the Change of Control that would otherwise violate Section 2.1(d) above at the time of such Change of Control (a “Business Program”), then such Acquiror (or such Acquiror’s Affiliate) or such Party, as applicable, shall be permitted to continue such Business Program after the closing of such Change of Control and such continuation shall not constitute a violation of 2.1(d) above provided that (i) none of the Licensed Technology licensed under this Agreement shall be used in the Business Program, and (ii) the research or development activities required under this Agreement shall be segregated from any research or development activities directed to such Business Program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel to perform the activities under this Agreement and the activities covered under such Business Program. The Party undergoing the Change of Control shall adopt reasonable procedures to limit the dissemination of the other Party’s Confidential Information to only those personnel having a need to know such Confidential Information in order for such Party or the Acquiror, as applicable, to perform its obligations or to exercise its rights under this Agreement, including adopting reasonable procedures and policies that prohibit and limit the use and disclosure of such Confidential Information in a competitive manner against the other Party and its Affiliates, and adopting reasonable procedures and policies that prohibit or limit such Confidential Information from being disclosed to or used by any Person who is also working on or making scientific, intellectual property or commercial decisions regarding the Competitive Product at the time of receipt or use of any such Confidential Information, or within three (3) years following receipt or use of any such Confidential Information.

2.2 Buy Back Option. Oncoheroes hereby grants to Allarity an exclusive option, during the Buy Back Option Period, to reacquire the rights granted to Oncoheroes under this Agreement to the Product in the Licensed Field (the “Buy Back Option”). Allarity may exercise the Buy Back Option by submitting a written offer prior to the expiration of the Buy Back Option Period. Upon the timely exercise of the Buy Back Option, (i) any Development Milestone payments due from Oncoheroes to Allarity shall be cancelled, and (ii) the Parties shall enter into exclusive good faith negotiations regarding a fair market value (“FMV”) payment to Oncoheroes which will take into account the value generated by Oncoheroes to the Product, and may include a one-off payment to Oncoheroes and royalties on future Net Sales for the Product, or a one-time upfront payment, or such other FMV as the Parties shall negotiate in good faith. In the event that the Parties are unable to agree upon the FMV payments within sixty (60) days, then either Party may elect to have a mutually agreed upon evaluation expert determine the FMV as follows: (a) each Party will submit its proposed FMV proposal to such expert within ten (10) days following such expert retention; and (b) within thirty (30) days of such expert retention, such expert shall be authorized and directed to only select the FMV proposal of either Party which such Expert believes most closely reflects the FMV payment contemplated above, all in accordance with Section 14.4. Such expert determination will be final and binding on both Parties, and the cost of such expert shall be borne by the Party requesting such expert determination.

2.3 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.4 Transfer of Licensed Know-How. Promptly after the Effective Date, pursuant to a transfer plan agreed to by the Parties through the JDC, Allarity shall provide Oncoheroes with complete and accurate copies of all Licensed Know-How in writing and existence as of the Effective Date reasonably necessary to Develop, Manufacture, or Commercialize the Products in the Licensed Field in the Territory. For a period of up to one (1) year after the Effective Date, Allarity shall (i) provide Oncoheroes with complete and accurate copies in writing of all Licensed Know-How generated since the last such transfer under this Section 2.4, copies of which shall be provided in writing; and (ii) use commercially reasonable efforts to provide reasonable consultation, and assistance for the purpose of transferring to Oncoheroes all such Licensed Know-How to the extent reasonably necessary or reasonably useful for Oncoheroes to Develop, Manufacture, or Commercialize Product in the Licensed Field in the Territory, and Oncoheroes shall be responsible for any and all Third Party costs or costs incurred by Allarity related to such consultation and assistance.

Article 3
GOVERNANCE

3.1 Joint Development Committee.

(a) Formation and Role. Promptly, and in any event within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) to coordinate, oversee, review and discuss the Parties’ activities with respect to the research and Development, of Products. For that purpose and to the extent reasonably necessary, the JDC will:

(i) discuss the status, progress and results of all Development activities conducted by or on behalf of either Party with respect to Product, both in and outside the Licensed Field, in the Territory;

(ii) facilitate communications and discussions between the Parties with respect to the Development Plan;

(iii) review, discuss, and approve any proposed amendments or revisions to the Development Plan;

(iv) oversee, coordinate, and discuss the status, progress and results of all Manufacturing activities (including process development) conducted by or on behalf of either Party with respect to Product;

(v)   oversee technology transfer from Allarity to Oncoheroes;

(vi) review and discuss significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Filings) that are relevant to Product in both the Licensed Field and the Retained Field; and

(vii) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

The JDC shall have only the powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement.

(b) Members. The JDC shall consist of five (5) members. Oncoheroes shall appoint three (3) representatives to the JDC, and Allarity shall appoint two (2) representatives to the JDC. Each JDC representative may be an officer, employee, or representative of the applicable Party having sufficient experience and knowledge of matters arising within the scope of the JDC’s responsibilities to make decisions with respect thereto. Each Party may replace its representatives at any time upon written notice to the other Party. The JDC shall have an alternating chairperson selected by the Parties on an annual basis, with the first chairperson convening the initial meeting selected by Allarity. The role of the chairperson shall be to convene and preside at the meetings of the JDC and to ensure the preparation of meeting minutes, but, except as set forth in Section 3.1(c), the chairperson shall have no additional powers or rights beyond those held by other JDC representatives.

(c) Meetings. The JDC shall meet at least one (1) time per Calendar Quarter, unless the Parties mutually agree in writing to a different frequency for such meetings or no further development is contemplated. Either Party may also call a special meeting of the JDC (by videoconference or teleconference) by at least ten (10) Business Days’ (or fewer, if the Parties agree) prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JDC, no later than ten (10) Business Days prior to the special meeting, with materials reasonably adequate to enable an informed decision. No later than ten (10) Business Days prior to any meeting of the JDC, the chairperson of the JDC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JDC may meet in person, by videoconference or by teleconference, as the Parties agree. Each Party shall bear the expense of its respective JDC members’ participation in JDC meetings. A reasonable number of additional representatives of a Party may attend meetings of the JDC in a non-voting capacity, provided that such additional members are bound in writing by obligations of confidentiality at least as restrictive as those contained in this Agreement. Meetings of the JDC are effective only if at least one (1) representative of each Party is present or participating in such meeting. The chairperson of the JDC is responsible for preparing reasonably detailed written minutes of all JDC meetings that reflect, without limitation, all material decisions made at such meetings. The JDC chairperson shall send draft meeting minutes to each member of the JDC for review and approval within ten (10) Business Days after each JDC meeting. Such minutes will be deemed approved unless one or more members of the JDC object to the accuracy of such minutes within ten (10) Business Days of receipt.

(d) Decision-Making. The JDC shall act by simple majority vote of the Parties’ representatives. The representatives from each Party will each have one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the JDC cannot reach a simple majority vote as to such matter within twenty (20) days after such matter was brought to the JDC for resolution, then such matter shall be referred to Executive Officers for resolution. If the issue is not resolved within twenty (20) days following the referral of such issue to the Executive Officers, then Oncoheroes shall have final decision-making authority with respect to any matters relating solely to, or that solely impact, the Development and Manufacturing, of the Product in the Licensed Field (provided that, Oncoheroes may not make any decision or take any action that (I) could reasonably be expected to materially, adversely impact the Product outside the Licensed Field or breach the terms and conditions of the Eisai Head License Agreement, (II) requires Allarity to provide any resources or bear any costs except as expressly required under this Agreement, or (III) involves any dispute regarding obligations or rights under this Agreement or would reasonably be expected to violate Oncoheroes’ obligations under this Agreement, in each case (of subclauses (I)-(III)) without first obtaining Allarity’s prior written consent, which consent may be withheld in Allarity’s sole discretion). For clarity, the Parties shall continue to perform all obligations of this Agreement during the foregoing decision-making process.

3.2 Scope of Authority. Notwithstanding the establishment and existence of the JDC or any subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JDC nor any subcommittee is delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein. The JDC has no decision-making authority with regard to any expansion of the Development activities under this Agreement.

3.3 Subcommittees. From time to time, the JDC may establish additional subcommittees to oversee particular projects or activities within the scope of authority of the JDC, as it deems necessary or advisable. Each subcommittee will be composed of an equal number of representatives of each Party, as the JDC determines is appropriate from time to time, and will meet with such frequency as the JDC determines. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the subcommittee will refer the matter to the JDC for resolution.

Article 4
DEVELOPMENT

4.1 Development.

(a)   In the Licensed Field. Oncoheroes has the exclusive right to conduct, and is solely responsible for all aspects of, the Development of Product, including conducting Clinical Trials for Product, in the Licensed Field. As between the Parties, Oncoheroes shall bear all of its costs and expenses incurred in connection with such Development activities.

(b) Development Plan. Oncoheroes shall Develop Product in the Licensed Field in the Territory pursuant to the Development Plan. Oncoheroes shall provide Allarity with an initial, high level development plan (the “Initial Development Plan”) within thirty (30) days after the Effective Date. Within sixty (60) days after the Effective Date, Oncoheroes will prepare and submit to the JDC a detailed plan containing the strategy, activities, study designs, timeline and budget for clinical research and Development of the Product in the Licensed Field (the “First Supplemental Development Plan,” and together with the Initial Development Plan and any subsequent updates pursuant to this Section 4.1, the “Development Plan”). The First Supplemental Development Plan shall include among other things, all clinical studies, and regulatory activities with respect to the Product to be conducted by or on behalf of Oncoheroes or its Affiliates or their respective Sublicensees in the Licensed Field.

(c) Amendments to the Development Plan. From time to time during the Term, but at least every six (6) months, Oncoheroes shall propose amendments to the Development Plan and submit such proposed amended Development Plan to the JDC for review, discussion, and approval in accordance with Section 3.1(a)(iii). Each amended Development Plan becomes effective on the date of approval by the JDC. References to the “Development Plan” in this Agreement refer to the Development Plan as then in effect (including all amendments thereto).

(d) In the Retained Field. Allarity has the exclusive right to conduct, and is solely responsible for all aspects of, the Development of Product, including conducting Clinical Trials for Product, in the Retained Field. As between the Parties, Allarity shall bear all of its costs and expenses incurred in connection with such Development activities.

(e) Companion Diagnostic. Oncoheroes shall develop the Products together with the DRP® for Stenoparib as a companion diagnostic. For European Clinical Trials, Allarity shall support such clinical development by running the DRP® for Stenoparib on clinical biopsy materials provided by Oncoheroes to identify likely responder patients. Allarity shall provide such support at its own cost. For U.S. Clinical Trials, Allarity shall facilitate DRP® testing support at the expense of Oncoheroes.

(f) CMC Support. Upon the request of the other Party, each Party will provide reasonable assistance with respect to chemistry, manufacturing and controls (“CMC”) support in relation to the Development activities for the Product in the Licensed Field.

4.2 Development Diligence. Oncoheroes, itself or through its Affiliates, Sublicensees, or Subcontractors, shall use Commercially Reasonable Efforts, at its sole cost and expense, to Develop the Product in the Licensed Field in the Territory, including to achieve the development milestone events by certain target dates contained in the Development Plan. Oncoheroes shall, and Oncoheroes shall cause its Affiliates, Sublicensees and its Subcontractors to, conduct all Development under this Agreement in a professional manner and in compliance with all Applicable Laws, including applicable GLP, cGMP and GCP and, as between the Parties, Oncoheroes shall be responsible for the performance of each such person.

4.3 Development Updates. Each Party shall keep the other Party reasonably informed, through the JDC, of the status, progress, and results of all Development activities for Product, both in and outside the Licensed Field, in the Territory. Each Party shall promptly respond to reasonable requests of the other Party for additional Information with respect to such other Party’s Development activities for Product, both in and outside the Licensed Field, in the Territory.

4.4 Records and Reports. Each Party shall prepare and maintain, or shall cause to be prepared and maintained, in conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, complete and accurate written records, accounts, notes, reports and data with respect to all Development activities with respect to Product. Such records shall fully and properly reflect, in good scientific manner appropriate for regulatory and patent purposes, all work done and results achieved in the performance of all Development activities for Product, both in and outside the Licensed Field, in the Territory. Each Party shall document all non-clinical studies and clinical trials in formal written study records, and shall document all manufacturing activities for Products, in each case in accordance with Applicable Laws, including applicable national and international guidelines such as ICH, GCP, GLP and GMP. The Parties shall discuss the status, progress and results of all Development activities with respect to Product, both in and outside the Licensed Field, in the Territory at such JDC meetings.

4.5 Development Data.

(a) Each Party shall solely own all data, records and reports generated by or on behalf of such Party, its Affiliates or Sublicensees (with respect to Oncoheroes), in the non-clinical and clinical Development of the Product (the “Product Data”); provided, that neither Party is deemed to conduct Development of the Product on behalf of the other Party. Notwithstanding any provision of this Agreement to the contrary, Product Data that a Party is required to deliver to the other Party under this Agreement shall be limited to Product Data that is (a) Controlled by such Party and (b) that is necessary or reasonably useful to support the Development, Regulatory Approval or Commercialization of the Products.

(b) Each Party, shall, on a Calendar Quarterly basis and at no charge to the other Party, as permitted under Applicable Law (including GCP), provide the other Party with a summary of all Product Data not previously transferred under this Section 4.5. Allarity may disclose and provide copies of such Product Data Controlled by Oncoheroes to Allarity’s Affiliates and Third Party licensees that have agreed in writing to share development data with Allarity and Oncoheroes on terms substantially similar to the terms of this Section 4.5. Oncoheroes may disclose and provide copies of such Product Data Controlled by Allarity to Oncoheroes’ Affiliates and Sublicensees that have agreed in writing to share development data with Allarity and Oncoheroes on terms substantially similar to the terms of this Section 4.5.

4.6 Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, Sublicensees and Third-Party contractors perform, the Development activities with respect to Product in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law and the Eisai Head License Agreement.

Article 5
REGULATORY

5.1 Overview.

(a)   In the Licensed Field. Oncoheroes has the exclusive right to conduct, and subject to the remainder of this Article 5, is solely responsible for all aspects of, activities related to (a) setting the regulatory strategy for seeking Regulatory Approvals (including any pricing approvals) for Products in the Licensed Field in the Territory, and (b) seeking and obtaining Regulatory Approvals in the Licensed Field in the Territory. As between the Parties, Oncoheroes shall bear all of its costs and expenses incurred in connection with such regulatory activities.

(b) In the Retained Field. Allarity has the exclusive right to conduct, and subject to the remainder of this Article 5, is solely responsible for all aspects of, activities related to (a) setting the regulatory strategy for seeking Regulatory Approvals (including any pricing approvals) for Products in the Retained Field in the Territory, and (b) seeking and obtaining Regulatory Approvals in the Retained Field in the Territory. As between the Parties, Allarity shall bear all of its costs and expenses incurred in connection with such regulatory activities.

5.2 Regulatory Responsibilities and Rights of Reference.

(a)   In the Licensed Field. Oncoheroes shall prepare, submit, and own all Regulatory Filings for Product in the Licensed Field in the Territory, at Oncoheroes’ sole cost and expense. Allarity hereby grants to Oncoheroes a Right of Reference to all Regulatory Filings pertaining to Product submitted by or on behalf of Allarity, including any such Regulatory Filings that are in the possession of any Third Party, subject to the prior written consent of such Third Party. Oncoheroes may use such Right of Reference to Allarity’s Regulatory Filings solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Product in Licensed Field in the Territory, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Product in the Licensed Field in the Territory. Allarity shall support Oncoheroes, as reasonably requested by Oncoheroes and at Oncoheroes’ expense, in seeking, obtaining, and maintaining Regulatory Approvals in the Licensed Field in the Territory, including providing necessary documents or other materials required by Applicable Law to seek, obtain, or maintain Regulatory Approval in the Licensed Field, all in accordance with the terms and conditions of this Agreement. Oncoheroes shall lead all interactions with Regulatory Authorities with respect to Products in the Licensed Field in the Territory. Oncoheroes shall keep Allarity reasonably informed of any material regulatory developments related to Products in the Licensed Field in the Territory. At each regularly scheduled JDC meeting, Oncoheroes shall provide Allarity with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Territory planned for the next Calendar Quarter that relates to any Product in the Licensed Field. In addition, Oncoheroes shall notify Allarity as soon as reasonably possible (but in no event later than three (3) Business Days if possible) after Oncoheroes becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Allarity shall provide all assistance and documentation reasonably requested by Oncoheroes to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference, at Oncoheroes’ reasonable request. To the extent permitted by Applicable Laws and by the Regulatory Authorities (as reasonably determined by Oncoheroes), Allarity shall have the right to attend and observe such meetings and teleconferences, and, upon the mutual agreement of the Parties, participate in such meetings and teleconferences, in each case at Allarity’s cost (unless such attendance and participation was requested by Oncoheroes).

(b) In the Retained Field. As between the Parties, Allarity shall prepare, submit, and own all Regulatory Filings for Product in the Retained Field in the Territory, at Allarity’s sole cost and expense. Oncoheroes hereby grants to Allarity a Right of Reference to all Regulatory Filings pertaining to Product submitted by or on behalf of Oncoheroes. Allarity may use such Right of Reference to Oncoheroes’ Regulatory Filings solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Product in the Retained Field in the Territory, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Product in the Retained Field in the Territory. Oncoheroes shall support Allarity, as reasonably requested by Allarity and at Allarity’s expense, in seeking, obtaining, and maintaining Regulatory Approvals in the Retained Field in the Territory, including providing necessary documents or other materials required by Applicable Law to seek, obtain, or maintain Regulatory Approval in the Retained Field, all in accordance with the terms and conditions of this Agreement. Allarity shall lead all interactions with Regulatory Authorities with respect to Products in the Retained Field in the Territory. Allarity shall keep Oncoheroes reasonably informed of any material regulatory developments related to Products in the Retained Field in the Territory. At each regularly scheduled JDC meeting, Allarity shall provide Oncoheroes with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Territory planned for the next Calendar Quarter that relates to any Product in the Retained Field. In addition, Allarity shall notify Oncoheroes as soon as reasonably possible (but in no event later than three (3) Business Days if possible) after Allarity becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. Oncoheroes shall provide all assistance and documentation reasonably requested by Allarity to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference, at Allarity’s reasonable request.

5.3 Regulatory Authority Inspection.

(a) Inspections of Oncoheroes. Oncoheroes shall immediately notify Allarity as soon as Oncoheroes becomes aware of any Regulatory Authority inspections relating to any Product in the Licensed Field in the Territory. Allarity may be present at any such inspections and Oncoheroes shall provide Allarity the opportunity to review and comment on any responses that may be required. If Oncoheroes does not receive prior notice of any such inspection, Oncoheroes shall notify Allarity as soon as practicable after such inspection and shall provide Allarity with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection.

(b) Inspections of Allarity. Allarity shall immediately notify Oncoheroes as soon as Allarity becomes aware of any Regulatory Authority inspections relating to any Product in the Retained Field in the Territory. If Allarity does not receive prior notice of any such inspection, Allarity shall notify Oncoheroes as soon as practicable after such inspection and shall provide Oncoheroes with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection.

5.4 Regulatory Cooperation.

(a) Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Article 5, that are necessary or desirable to enable: (a) Oncoheroes to seek, obtain, and maintain Regulatory Approvals for Product in the Licensed Field in the Territory; and (b) Allarity to seek, obtain, and maintain Regulatory Approvals for Product in the Retained Field in the Territory. Each Party shall cooperate with any inspection by any Regulatory Authority relating to Product, including any inspection prior to approval of an application for Regulatory Approval for Product.

(b) The Parties shall share on a timely basis through the JDC (or an applicable subcommittee) significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Filings) that are relevant to Product. The Parties shall share and review such correspondence to or from a Regulatory Authority to assure that the Parties provide consistent responses to the Regulatory Authorities with respect to inquiries relevant to Product. Additionally, to the extent that Allarity prepares a Drug Master File for the Product, then Allarity shall provide Oncoheroes with a draft of such Drug Master File at least sixty (60) days prior to completion thereof (as well as a final copy of such Drug Master File upon completion), as well as any modifications or amendments thereto. Oncoheroes shall have the right to review and comment on any draft of the Drug Master File (as well as any modifications or amendments thereto) and shall provide Allarity with such comments within thirty (30) days of receipt thereof. Allarity shall consider any such comments in good faith.

5.5 Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to Product in the Licensed Field or in the Retained Field in the Territory, then such Party shall promptly notify the other Party of such notice or action, and the Parties shall discuss an appropriate response in good faith.

5.6 Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action, or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Oncoheroes has sole discretion with respect to any matters relating to any Remedial Action with respect to Product that Oncoheroes, its Affiliates, or its Sublicensees distributed, including the decision to commence such Remedial Action and the control over such Remedial Action. Allarity has sole discretion with respect to any matters relating to any Remedial Action with respect to Product that Allarity, its Affiliates, or their licensees (excluding Oncoheroes, its Affiliates, or its Sublicensees) distributed, including the decision to commence such Remedial Action and the control over such Remedial Action. Each Party shall bear all costs and expenses of any Remedial Action conducted by it pursuant to this Section 5.6. Each Party shall, and shall ensure that its Affiliates and Sublicensees or licensees, as applicable, will, maintain adequate records to permit the Parties to trace the distribution, sale and use of Products in the Territory. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party. Notwithstanding the foregoing, any Remedial Action that relates to the Manufacture and supply of Products by Allarity to Oncoheroes is governed by the terms and conditions of the applicable Supply Agreement and the Eisai Head License Agreement.

5.7 Adverse Event Reporting; SDEA; Global Pharmacovigilance Database.

(a) As between the Parties and in accordance with Section 5.7: (a) Oncoheroes is responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of Product in the Licensed Field, and (b) Allarity is responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of Product in the Retained Field. The Party that owns the Regulatory Approval for the applicable Product has the right to make the final decision with respect to any Adverse Event filing with a Regulatory Authority with respect to such Product in the event of a dispute and where a decision must be made in order to comply with applicable filing time requirements.

(b) Subject to the terms of this Agreement, and reasonably prior to the Initiation of any Clinical Trial by or on behalf of Oncoheroes, Allarity and Oncoheroes (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall define and finalize the responsibilities of the Parties to protect patients and promote their well-being in connection with the use of Product pursuant to a written agreement between the Parties (the “Safety Data Exchange Agreement”). The Safety Data Exchange Agreement will (a) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of Adverse Event reports, reports of exposure during pregnancy, and any other information concerning the safety of Product, (b) be in accordance with, and enable the Parties, their Affiliates, and Sublicensees to fulfill, local and international regulatory reporting obligations to Governmental Authorities, and (c) be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Further, the Safety Data Exchange Agreement will provide for the following: Allarity shall control the global pharmacovigilance database with respect to Product worldwide.

Article 6
COMMERCIALIZATION

6.1 Commercialization Responsibilities.

(a)   Licensed Field. Oncoheroes has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Products in the Licensed Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (f) providing customer support, including handling medical queries, and performing other related functions, in each case of (a)–(f) with respect to the Licensed Field; provided, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Oncoheroes shall bear all of its costs and expenses incurred in connection with such Commercialization activities.

(b) Retained Field. Allarity has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Products in the Retained Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (f) providing customer support, including handling medical queries, and performing other related functions, in each case of (a)–(f) with respect to the Retained Field; provided, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Allarity shall bear all of its costs and expenses incurred in connection with such Commercialization activities.

6.2 Commercial Diligence. Oncoheroes shall use Commercially Reasonable Efforts to Commercialize Product for which it has obtained Regulatory Approval.

6.3 Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, (sub)licensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with Applicable Laws. Oncoheroes and its Sublicensees (and their respective Affiliates) shall not knowingly promote or sell (or encourage or facilitate the sale of) any Product for use in the Retained Field. Oncoheroes and its Sublicensees (and their respective Affiliates) shall not provide funding to or otherwise support continuing education programs for sales representatives or medical professionals in which information is provided about the use of any Product for use in the Retained Field. Allarity and its licensees (and their respective Affiliates) shall not knowingly promote or sell (or encourage or facilitate the sale of) any Product for use in the Licensed Field. Allarity shall not provide funding to or otherwise support continuing education programs for its sales representatives or medical professionals in which information is provided specifically for the use of any Product in the Licensed Field. Each Party represents that it has established or will establish, and shall follow, its own internal policies, procedures and standards for promotion, Clinical Trials, Medical Education Activities and other sales and marketing activities for Products in the Licensed Field (with respect to Oncoheroes) and the Retained Field (with respect to Allarity), to ensure compliance with Applicable Laws.

6.4 Tracking of Sales of Product.

(a) Tracking. The Parties recognize the possibility that customers or other Third Parties may purchase Product that has received Regulatory Approval for and is sold for use in the Licensed Field and in the Retained Field. In the case where Product is sold in the Licensed Field and in the Retained Field in the same country in the Territory, upon the request of either Party, the Parties, through the JDC, shall establish a process and methodology for the tracking of sales of such Product to determine the extent of sales in each of the Licensed Field and Retained Field. For this purpose, the Parties through the JDC shall agree on (i) the acquisition of one or more prescription data services or other relevant market research generally recognized in the pharmaceutical industry as having a high degree of accuracy and reliability in the tracking of sales of Product attributable to the Licensed Field and the Retained Field (e.g., the IQVIA prescription claims database) (the “Data Services”), (ii) the methodology for applying any such resulting data and information to the Net Sales of Product (including use of random sampling, use of data regarding distribution channels as proxy for indication-specific sales and development of mathematical models for approximating indication-specific sales) (the “Sales Tracking Methodology”), and (iii) a mechanism for addressing prescriptions that are tracked back to sole source purchasing agreements. All costs associated with the acquisition and application of such Data Services and Sales Tracking Methodology shall be shared equally by the Parties and specific details negotiated by the Parties at such a time when necessary.

(b) If the JDC determines that (i) a Product sold by or on behalf of Allarity is actually used for the treatment of indications in the Licensed Field in a country in the Territory at a level exceeding, on a product-unit sales basis during a Calendar Year, five percent (5%) of the product unit sales for such Product in the Licensed Field in such Calendar Year period for such country, or (ii) a Product sold by or on behalf of Oncoheroes is actually used for the treatment of indications in the Retained Field in a country in the Territory at a level exceeding, on a product-unit sales basis during a Calendar Year, five percent (5%) of the product unit sales for such Product in the Retained Field in such Calendar Year period for such country, then the Parties shall negotiate in good faith a manner in which a Party will financially compensate the other Party for such off-label sales.

(c) Disputes. If the JDC cannot agree: (i) on the Data Services and the Sales Tracking Methodology; (ii) on the extent to which sales of Product sold by or on behalf of Oncoheroes for off-label use in the Retained Field exceeds the applicable five percent (5%) threshold set forth above; (iii) on the extent to which sales of Product sold by or on behalf of Allarity for off-label use in the Licensed Field exceeds the applicable five percent (5%) threshold set forth above; or (iv) on the manner in which the Parties are to financially resolve such off-label use; then, in each case, at the election of either Party, such dispute shall be finally resolved through binding baseball arbitration in accordance with Section 14.4.

Article 7
MANUFACTURING

7.1 Supply Agreement. Oncoheroes shall have the right to obtain from Allarity or, at Oncoheroes’ option, any of Allarity’s contract manufacturers of Product (each a “CMO”), Product in finished dosage form. Upon Oncoheroes’ request, Allarity shall negotiate with Oncoheroes, or shall use reasonable efforts to cause the CMO to negotiate with Oncoheroes the terms to be agreed upon between them, as applicable, of a definitive agreement for the exclusive supply within the Territory of Product (the “Supply Agreement”). The transfer price for Products by Allarity will equal Allarity’s Cost of Goods to Manufacture or have Manufactured Product, and Oncoheroes shall have the right to audit Allarity’s books and records to verify the transfer price upon fifteen (15) days’ notice and at Oncohereos’ sole cost and expense. The Supply Agreement will include supply for all of Oncoheroes’ clinical and commercial requirements for Product.

7.2 Quality Agreement. Together with the Supply Agreement, Oncoheroes and Allarity shall negotiate (or Allarity shall use reasonable efforts to cause its applicable CMO to negotiate) and enter into a commercially reasonable and customary quality agreement related to the supply of Product (or component thereof).

7.3 Manufacturing Technology Transfer.

(a) If Oncoheroes elects to obtain supply from CMO under Section 7.1, then Oncoheroes shall be entitled to request and receive from Allarity all (or a copy of all, as applicable) Licensed Know-How that is reasonably necessary or reasonably useful for the Manufacture of Product, including, for clarity, the then-current process for the Manufacture of Product (the “Manufacturing Process”), and Allarity shall provide such support as may be necessary or reasonably useful to Oncoheroes or its designee to use and practice the Manufacturing Process for the Product, including by assisting Oncoheroes or its designee to enter into agreements with any or all of Allarity’s CMOs and by waiving any exclusive arrangements Allarity may have with such CMO with respect to the Product. Allarity shall provide all such Licensed Know-How in such time and in such manner as reasonably agreed by the Parties.

(b) Within sixty (60) days following Oncoheroes’ election of supply from CMO (the “Election Date”), Allarity shall develop and provide to Oncoheroes a high-level plan describing the steps to be carried out in connection with the transfer of the Manufacturing Process set forth in Section 7.3(a) (the “Technology Transfer”). The Parties shall then cooperate to complete, within one hundred twenty (120) days of the Election Date, the preparation of a reasonable implementation plan for a Technology Transfer, with such plan to include (a) specific timelines and milestones that are consistent with completion of the Technology Transfer within twelve (12) months (exclusive of any lead time for delivery to Oncoheroes of any equipment of the type used by Allarity or its CMO to Manufacture the Product) of Oncoheroes’ request, if any, for a Technology Transfer, and (b) a list of all equipment used by Allarity or its CMO to Manufacture the Product, including a description of Allarity’s source (i.e., whether internally developed or procured from a Third Party) for each piece of such equipment. The Parties shall memorialize such implementation plan in a writing that is acknowledged by each Party. Oncoheroes shall use good faith efforts to enable Allarity to obtain its supply of Product from any CMO utilized by Oncoheroes in the Manufacture of the Product.

Article 8
COMPENSATION

8.1 Upfront Payments. Within five (5) Business Days after the Effective Date, Oncoheroes shall pay to Allarity a one-time upfront payment of [***] Dollars ($[***]).

8.2 Development Milestone Payments. Oncoheroes shall notify Allarity within forty-five (45) days after the first achievement by Oncoheroes or its Affiliates of the following development milestone events. Oncoheroes shall make the corresponding milestone payment concurrently with such notice.

Development Milestone Event	Milestone Payment
Regulatory Approval of a Product in the U.S.	[***] Dollars ($[***])
Regulatory Approval of a Product in the EU	[***] Dollars ($[***])

Each milestone payment is payable one time only, regardless of the number of times the corresponding milestone event is achieved by a Product and regardless of the number of Products to achieve such milestone event. Under no circumstances shall Oncoheroes be obligated to pay Allarity more than [***] Dollars ($[***]) in the aggregate pursuant to this Section 8.2.

8.3 Royalties.

(a) Royalty Rates. Subject to Sections 8.3(b), 8.3(c) and 8.4, Oncoheroes shall pay to Allarity royalties on aggregate annual Net Sales of all Products in the Licensed Field in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate below by the corresponding amount of incremental Net Sales of all Products in the Licensed Field in the Territory in each Calendar Year.

Annual Net Sales of Products in the Territory	Royalty Rate
For that portion of annual aggregate Net Sales of Products less than one hundred million Dollars ($100,000,000)	[***]	%
For that portion of annual aggregate Net Sales of Products greater than or equal to one hundred million Dollars ($100,000,000) and less than two hundred million Dollars ($200,000,000)	[***]	%
For that portion of annual aggregate Net Sales of Products greater than or equal to two hundred million Dollars ($200,000,000)	[***]	%

(b) Royalty Term. During the Royalty Term, Oncoheroes shall pay royalties under this Section 8.3, on a country-by-country and Product-by-Product basis, on Net Sales during the period of time beginning on the First Commercial Sale of such Product in such country and continuing until the expiration of the Royalty Term for such Product in such country.

(c) No Valid Claim. Subject to the last sentence of Section 8.4, during the Royalty Term, on a country-by-country basis, if Product is not Covered by a Valid Claim of a Licensed Patent or Regulatory Exclusivity in such country, then the royalty rate set forth in Section 8.3(a) will be reduced by [***] percent ([***]%), effective as of the date such Product is no longer Covered by a Valid Claim of a Licensed Patent or Regulatory Exclusivity in such country.

(d) Royalty Reports and Payments. Within forty-five (45) days after the end of each Calendar Quarter during the Royalty Term, Oncoheroes shall deliver to Allarity a written royalty report specifying, on a country-by-country and Product-by-Product basis, the amount of gross sales and Net Sales of Products during the applicable Calendar Quarter, a calculation of the amount of royalty payment due on such sales for such Calendar Quarter, any applicable royalty offsets under Section 8.4, and a revised calculation of the payment due after the application of such offsets. Concurrently with the delivery of such royalty report, Oncoheroes shall pay all royalties due to Allarity with respect to Net Sales by Oncoheroes, its Affiliates or their respective Sublicensees for each such Calendar Quarter. For clarity, Oncoheroes shall have no obligation to make royalty reports or payments to Allarity for Net Sales of Product achieved by any Sublicensee, other than as set forth in Section 8.5.

8.4 Third Party Payments; Floor. If Oncoheroes obtains a license or other rights to any Third Party intellectual property right that is necessary or reasonably useful to exploit any Product, then, during the Royalty Term, Oncoheroes may deduct from any royalty payments to Allarity under Section 8.3 [***] percent ([***]%) of any payments otherwise due by Oncoheroes or its Affiliates to Third Parties for any such license or grant of rights up to a maximum reduction of [***] percent ([***]%) of the royalties due to Allarity for such Calendar Quarter (and any amounts not otherwise allocated for reduction in such Calendar Quarter may be allocated for reduction in future Calendar Quarters, subject to this Section 8.4). Notwithstanding anything to the contrary contained in this Agreement, Oncoheroes shall not be entitled to reduce the royalty payment amounts set forth in Section 8.3(a) below [***] percent ([***]%) of the amounts set forth in Section 8.3(a) (without giving effect to any other provision of this Agreement).

8.5 Sublicense Income. If Oncoheroes grants a sublicense to one or more Sublicensees under the Licensed Technology, Oncoheroes shall pay to Allarity fifteen percent (15%) of any amounts of cash or other consideration received by Oncoheroes or its Affiliates from each such Sublicensee in consideration for the grant of a sublicense, including upfront fees, milestone payments and royalties within thirty (30) days following receipt by Oncoheroes from time to time.

8.6 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be the rate used by Oncoheroes in its financial reporting in accordance with Accounting Standards, as applicable.

8.7 Manner and Place of Payment. All payments owed by Oncoheroes under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Allarity.

8.8 Records; Audits. Oncoheroes and its Affiliates and Sublicensees will maintain complete and accurate records in reasonably sufficient detail to permit Allarity to confirm the accuracy of the calculation of royalty payments and the achievement of sales milestone events. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the Calendar Year to which they pertain for examination, not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial reports furnished by the other Party pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with the audited Party and shall not disclose the audited Party’s Confidential Information, except to the extent, such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by one Party to the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within forty-five (45) days from the accountant’s report. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment or overcharge by the audited Party of more than five percent (5%) of the amount due, in which case the audited Party shall bear the full cost of such audit.

8.9 Taxes.

(a) Taxes on Income. Except as otherwise provided in this Section 8.9, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement, including taxes asserted or collected through withholding. In the event of a determination by a tax authority that an amount should have been withheld from a payment to Allarity (but no such amount was withheld), Allarity shall indemnify Oncoheroes for the withholding tax. Notwithstanding anything to the contrary in this Agreement, Allarity shall timely pay and be responsible for (and shall indemnify Oncoheroes for) any transfer, documentary, sales, use, stamp, registration, value added, goods and services tax or other similar tax that is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. Oncoheroes shall be entitled to offset any taxes for which Oncoheroes is indemnified pursuant to this Section 8.9 from amounts otherwise owed to Allarity under this Agreement.

(b) Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Oncoheroes to Allarity under this Agreement. To the extent Oncoheroes is required to deduct and withhold taxes on any payment to Allarity, Oncoheroes shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Allarity an official tax certificate or other evidence of such withholding sufficient to enable Allarity to claim such payment of taxes. Any such amounts deducted or withheld by Oncoheroes shall be treated as having been paid to Allarity for purposes of this Agreement. On or prior to the Effective Date, Allarity shall deliver to Oncoheroes a properly completed Internal Revenue Service Form W-8BEN-E. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

8.10 Existing Upstream Licenses. Allarity agrees that all upfront, milestone, royalty, and other payments to any Third Party with respect to any Upstream License, including those listed on Exhibit 1.91, will be the responsibility of Allarity, and Allarity will pay all such amounts as due under each such Upstream License.

Article 9
INTELLECTUAL PROPERTY MATTERS

9.1 Ownership of Inventions.

(a) Inventions. Each Party owns all rights, title, and interests in and to any and all Know-How or Inventions made solely by or on behalf of such Party or its Affiliates in connection with the performance of such Party’s activities under this Agreement and any Patents claiming any such Know-How or Inventions. The Parties jointly own any and all Joint Inventions and Joint Patents. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

(b) Disclosure. (i) Each Party shall promptly disclose to the other Party all Inventions, and (ii) each Party shall promptly disclose to the other Party all Joint Inventions, in each case ((i) of (ii)), prior to the filing of any patent application with respect to such Inventions, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.

(c) Licenses. Oncoheroes shall and hereby does grant to Allarity a royalty-free, fully paid-up, exclusive (even as to Oncoheroes and its Affiliates), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under Oncoheroes Inventions to research, Develop, make, have made, use, sell, have sold, offer for sale, import, and otherwise Commercialize Product in the Retained Field in the Territory, subject to the terms and conditions of this Agreement.

9.2 Patent Prosecution and Maintenance. For purposes of this Section 9.2, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) means, with respect to a Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarity, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) exclude any enforcement action with respect to a Patent.

(a) Prosecution of Licensed Patents. Allarity has the first right, but not the obligation, to prosecute and maintain the Licensed Patents (other than Joint Patents, which are addressed in Section 9.2(b)) in the Territory using counsel of its own choice, at Allarity’s sole expense. Allarity shall keep Oncoheroes reasonably informed of progress with respect to the prosecution and maintenance of such Licensed Patents in the Territory. In addition, Allarity shall provide Oncoheroes with drafts of all proposed substantive filings and correspondence to any patent authority with respect to any Licensed Patent for Oncoheroes’ review and comment prior to the submission of such proposed filings and correspondence. Allarity shall consider in good faith Oncoheroes’ comments related to such Licensed Patent prior to submitting such filings and correspondence. If Allarity decides to abandon any Licensed Patent in its entirety, Oncoheroes may assume Allarity’s rights and responsibilities under this Section 9.2(a) with respect to such Licensed Patent. Oncoheroes will thereafter be responsible for the prosecution and maintenance of such Licensed Patent.

(b) Joint Patents. The Parties shall establish the patent strategy for the prosecution and maintenance of any Joint Patents, and shall determine, on an Invention-by-Invention basis, which Party shall be responsible for the prosecution and maintenance of such Patents (such Party, the “Prosecuting Party”). In determining the Prosecuting Party, the Parties shall take into account each Party’s intellectual property or Patent position with respect to the relevant Invention. The Prosecuting Party shall keep the other Party reasonably informed of progress with regard to its prosecution and maintenance of any Patents described in this Section 9.2(b), including by providing such other Party with drafts of all proposed substantive filings and correspondence to any relevant patent authority for such other Party’s review and comment prior to the submission of such proposed filings and correspondence. The Prosecuting Party shall consider in good faith the other Party’s comments related to such Patents prior to submitting such filings and correspondence, provided that the other Party provides such comments to the Prosecuting Party within thirty (30) days (or a shorter period reasonably designated by the Prosecuting Party if thirty (30) days is not practicable given the filing deadline) of receiving the draft filings and correspondence from the Prosecuting Party. If the Prosecuting Party seeks to abandon or cease the prosecution or maintenance of any Patent described in this Section 9.2(b) (without initiation of the prosecution and maintenance of a substitution therefor), then the Prosecuting Party shall provide reasonable prior written notice to the other Party of such intention to abandon or cease such prosecution or maintenance (which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Joint Patent with the patent office). In such case, at the other Party’s sole discretion, upon written notice to the Prosecuting Party, such other Party may elect to continue the prosecution and maintenance of any such Patent described in this Section 9.2(b), and will thereafter be the Prosecuting Party with respect to such Joint Patent. The Parties shall mutually agree on the percentage of expenses that each Party shall bear with respect to the prosecution of Joint Patents (which in the absence of any other agreement between the Parties shall be borne by the Prosecuting Party).

(c) Cooperation of the Parties. Each Party shall cooperate fully in the preparation, filing, prosecution and maintenance of the Licensed Patents and Joint Patents pursuant to this Section 9.2. Such cooperation includes (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions as set forth in Section 9.1, and Patents claiming or disclosing such Inventions, and as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2, and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the prosecution and maintenance of any such patent applications.

9.3 Enforcement.

(a) Notice; Procedures. Each Party shall notify the other Party within ten (10) Business Days of becoming aware of any alleged or threatened infringement by a Third Party of (i) Joint Patents anywhere in the world or (ii) Licensed Patents (other than Joint Patents) if infringement of such Licensed Patents adversely affects or is expected to adversely affect any Product the Territory, and in each case of (i) and (ii), any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of such Patents (collectively “Infringement”). For clarity, any Infringement excludes those adversarial proceedings that are addressed in Section 9.2.

(b) Enforcement Rights.

(i) Licensed Patents. As between the Parties, Oncoheroes has the first right, but not the obligation, to bring and control any legal action to enforce any Licensed Patents against any Infringement in the Licensed Field in the Territory, at its own expense as it reasonably determines appropriate, and Oncoheroes shall consider in good faith the interests of Allarity in such enforcement of any such Patents. If Oncoheroes or its designee fails to file an action to abate such Infringement within ninety (90) days after a written request from Allarity to do so, or if Oncoheroes discontinues the prosecution of any such action after filing without abating such infringement, then if such Infringement has not otherwise been abated by Oncoheroes or its designee, Allarity may enforce any Licensed Patent against the relevant Infringement in the Territory, at its own expense as it reasonably determines appropriate, provided that Oncoheroes does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party).

(ii) Joint Patents. If either Party becomes aware of any alleged or threatened Infringement by a Third Party of any Joint Patent, then such Party shall so notify the other Party, and the Parties shall promptly confer and determine (1) whether to bring such an enforcement action against such Third Party, (2) the strategy to be employed in connection with any such action, or (3) the manner in which to settle such action. Unless otherwise agreed, Oncoheroes has the first right, but not the obligation, to bring and control any legal action to enforce any Joint Patents against any Infringement in the Licensed Field, at its own expense as it reasonably determines appropriate, and Oncoheroes shall consider in good faith the interests of Allarity in such enforcement of any such Patents. Unless otherwise agreed, if Oncoheroes or its designee fails to file an action to abate such Infringement within ninety (90) days after a written request from Allarity to do so, or if Oncoheroes discontinues the prosecution of any such action after filing without abating such infringement, then if such Infringement has not otherwise been abated by Oncoheroes or its designee, Allarity may enforce any Joint Patent against the relevant Infringement, at its own expense as it reasonably determines appropriate, provided that Oncoheroes does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party). The Party not bringing an action under this Section 9.3(b)(ii) will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action. Notwithstanding the foregoing, each Party shall discuss any such action it intends to bring under this Section 9.3(b)(ii) with the other Party, and shall not take any substantive position in any such enforcement proceeding or take any action in such enforcement proceeding that such Party reasonably believes in good faith would have the potential to adversely affect or limit the scope, validity, or enforceability of any claim in any Patent Controlled by such Party or its Affiliate that relates to Product.

(c) Cooperation. If a Party brings an infringement action in accordance with this Section 9.3 (such Party, the “Enforcing Party”), the other Party shall cooperate fully, including, if required to bring such action, furnishing a power of attorney or being named as a party to such infringement action. The Enforcing Party shall not enter into any settlement or compromise of any action under this Section 9.3: (i) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, not be unreasonably withheld, conditioned, or delayed; or (ii) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.

(d) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 9.3(b), whether by way of settlement or otherwise, will be first used to reimburse the Enforcing Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the Enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, will be shared seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the non-Enforcing Party.

9.4 Infringement of Third-Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that Manufacture, use or sale of Product infringes or may infringe the intellectual property rights of such Third Party. Except as otherwise provided in Article 11, (a) Oncoheroes has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Oncoheroes’ activities at its own expense and by counsel of its own choice, and Allarity may, at its own expense, be represented in any such action by counsel of its own choice if such intellectual property rights pertain to the Territory and (b) Allarity has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Allarity’s activities at its own expense and by counsel of its own choice, and Oncoheroes may, at its own expense, be represented in any such action by counsel of its own choice. Except as otherwise provided in Article 11, neither Party may settle any patent infringement litigation under this Section 9.4 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld, conditioned, or delayed).

9.5 Patent Term Extensions. Allarity will cooperate with Oncoheroes, at Oncoheroes’ request, in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to any Licensed Patents and Products. If elections with respect to obtaining such patent term extensions are to be made, Oncoheroes shall have the right to make such elections with respect to the Product with Allarity’s prior written consent.

9.6 Trademarks.

(a) Product Marks. Oncoheroes may brand Product in the Licensed Field in the Territory using trademarks, logos, and trade names it determines appropriate (the “Product Marks”). Oncoheroes owns all rights in the Product Marks and shall register and maintain the Product Marks that it determines reasonably necessary, at Oncoheroes’ cost and expense.

(b) Licensed Marks. As between the Parties, Allarity owns and retains all right, title, and interest in and to all trademarks associated with any trademarks Controlled by Allarity that are associated solely with Products (each, a “Licensed Mark”). Allarity shall register and maintain all Licensed Marks at Allarity’s cost and expense, and all goodwill in any such Licensed Mark shall accrue to Allarity. Allarity hereby grants Oncoheroes an exclusive (even as to Allarity), fully paid-up, royalty-free, sublicensable license to use the Licensed Marks in connection with the Commercialization of the Products in the Licensed Field in the Territory in accordance with Allarity’s trademark usage policies that it may make available to Oncoheroes from time to time.

(c) Corporate Marks. Notwithstanding anything to the contrary, to the extent required by Applicable Law, (i) Oncoheroes may include Allarity’s name and corporate logo on the Product label, packaging, promotional/marketing materials to indicate that the Product is in-licensed from Allarity, and (ii) Allarity hereby grants to Oncoheroes a non-exclusive, fully paid-up, royalty free, sublicensable license to use Allarity’s name and corporate logo for the Commercialization of Product in the Territory to the extent consistent with this Section 9.6(c) and in accordance with Allarity’s trademark and corporate mark usage policies that it may make available to Oncoheroes from time to time.

Article 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

10.2 Allarity Representations and Warranties. Allarity hereby represents and warrants to Oncoheroes as follows, as of the Effective Date:

(a) Existing Patents. Exhibit 10.2(a) attached hereto contains a true and complete list of the existing Licensed Patents as of the Effective Date (the “Existing Patents”);

(b) Title; Encumbrances. Allarity is the sole owner of the entire right, title and interest in and to all Patents and other intellectual property rights within the Licensed Technology, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind. Allarity has the full and legal rights and authority to grant all rights and licenses it purports to grant to Oncoheroes under this Agreement;

(c) Control. Allarity Controls (i) all Patents owned, invented or licensed by Allarity that are necessary or useful for the research, Development, Manufacture, use, offer for sale, sale or import of the Product, and (ii) all Know-How owned, generated or licensed by Allarity that is related to the Product;

(d) Licensed Patents. All maintenance fees, annuity payments, and similar payments relating to the Licensed Patents have been made by Allarity in a timely manner. Allarity has not taken action or failed to undertake any action in connection with the filing, prosecuting and maintaining the Licensed Patents in violation of any Applicable Law. Allarity does not have knowledge of any Information which leads it to believe that any issued Patents in the Licensed Patents are invalid or unenforceable;

(e) No Infringement. No claim or action has been brought or, to Allarity’s knowledge, threatened by any Third Party alleging that the use of the Licensed Technology, or the Development, Manufacture, or Commercialization of the Product (whether by Allarity prior to the Effective Date or as anticipated hereunder), infringes or misappropriates, or would infringe or misappropriate, any published or issued Patent or other intellectual property right of any Third Party, and no facts or circumstances exist, to Allarity’s knowledge, that would reasonably be expected to give rise to any such claims. To Allarity’s knowledge, the Development, Manufacture, and Commercialization of the Product can be carried out in a manner anticipated hereunder without infringing any Third Party’s published or issued Patent or other intellectual property rights;

(f) No Conflicts. Allarity has not entered into any agreement with any Third Party that is in conflict or inconsistent with the rights granted to Oncoheroes under this Agreement or would impede the performance of its obligations hereunder, and has not taken any action that would in any way prevent it from granting the rights granted to Oncoheroes under this Agreement, or that would otherwise conflict with or adversely affect Oncoheroes’ rights under this Agreement, or that would impede its performance of its obligations hereunder;

(g) Intellectual Property Rights. The Licensed Technology includes all intellectual property rights Controlled by Allarity that are reasonably necessary or useful for the Development and Commercialization of the Product by Oncoheroes in accordance with the terms of this Agreement.

(h) Third Party Technology. To Allarity’s knowledge, there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the Development, Manufacture, or Commercialization of Products;

(i) Third Party Infringement. To Allarity’s knowledge, no Third Party is infringing or has infringed any Licensed Patents or has misappropriated any Licensed Know-How;

(j) No Proceeding. There are no pending and, to Allarity’s knowledge, no threatened, adverse actions, suits or proceedings (including Patent interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews) against Allarity involving the Licensed Technology or Products or challenging Allarity’s ownership rights in, or the validity or scope of any Licensed Patent;

(k) Regulatory Actions.

(i) Allarity has not received any written communications from any Regulatory Authority describing any matters specific to a Product, or to any class of drugs to which a Product belongs, that may be necessary to be overcome in order to obtain Regulatory Approval of any Product, nor does Allarity have any knowledge of any basis for such matters;

(ii) All Regulatory Filings by Allarity with respect to the Product, to Allarity’s knowledge, were, at the time of filing, true, complete, and accurate;

(iii) Allarity and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(iv) Allarity has filed with the applicable Regulatory Authority all required notices, reports, and other Regulatory Filings with respect to each IND held by Allarity for the Product; and

(v) Allarity has not received any notice from any Regulatory Authority or other governmental authority commencing or threatening withdrawal of any active IND held by Allarity.

(l) Clinical Data. Allarity is the sole owner of all rights to the clinical data generated in the performance of the Allarity’s Development of the Product prior to the Effective Date.

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(m) Compliance with Laws. All Development of the Product conducted by or on behalf of Allarity prior to the Effective Date has been conducted in compliance with all Applicable Laws and all Product used in all clinical studies conducted by or on behalf of Allarity has been Manufactured in compliance with GMP;

(n) No Litigation. Allarity is not a party to any legal action, suit or proceeding relating to the Product in the Licensed Field or in the Retained Field in the Territory;

(o) No Debarment. Neither Allarity nor any of its Affiliates is or has been debarred or suspended under 21 U.S.C. §335(a) or §335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof;

(p) Compliance. There are no legal claims, judgments or settlements against or owed by Allarity or any of its Affiliates, or pending or, to Allarity’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations;

(q) Disclosure. To Allarity’s knowledge: (i) Allarity has disclosed to Oncoheroes all material written information in Allarity’s possession or Control as of the Effective Date relating to Products, and all such information disclosed by Allarity is true, complete, and correct; and (ii) there are no issues or information related to the Licensed Technology or otherwise which are reasonably likely to have a material or adverse impact on the Development, Manufacture, or Commercialization of the Product that have not been fully disclosed to Oncoheroes; and

(r) Upstream Licenses. The Upstream Licenses set forth on Exhibit 1.91 constitute all agreements pursuant to which Allarity or its Affiliates Control any Know-How or Patents that are necessary or reasonably useful to Develop, use, make, have made, sell, offer for sale, have sold, import, and otherwise Commercialize the Products in the Licensed Field in the Territory. Neither Allarity nor any of its Affiliates is in breach of an existing Upstream License, nor have they received or given any written notice of default or termination under any existing Upstream License. To the knowledge of Allarity, Allarity and its Affiliates have not performed or omitted to perform any act that would provide a right to terminate any Upstream License.

10.3 Representations and Warranties of Oncoheroes. Oncoheroes represents and warrants to Allarity that as of the Effective Date:

(a) Oncoheroes and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(b) Oncoheroes has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business;

(c) Oncoheroes has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to the Products in the Licensed Field in the Territory; and

(d) Oncoheroes has obtained from its employees, agents and Affiliates enforceable assignments that assign the Oncoheroes Inventions, without limitation, to Oncoheroes and Oncoheroes has recorded such assignments where necessary in accordance with Applicable Laws.

10.4 Allarity Covenants. Allarity hereby covenants to Oncoheroes as follows:

(a) Control. Allarity shall Control throughout the Term (i) all Patents owned, invented or licensed by Allarity that are necessary or useful for the research, Development, Manufacture, use, offer for sale, sale or import of the Product, and (ii) all Know-How owned, generated or licensed by Allarity that is related to the Product; and

(b) No Conflicts. Allarity shall not enter into any agreement with any Third Party that is in conflict with the rights granted to Oncoheroes under this Agreement or would impede the performance of its obligations hereunder, and shall not take any action that would in any way prevent it from granting the rights granted to Oncoheroes under this Agreement, or that would otherwise conflict with or adversely affect Oncoheroes’ rights under this Agreement, or would impede its performance of its obligations hereunder.

(c) No Breach. With respect to any Upstream License: (a) Allarity will not breach any such agreement in a manner that would give rise to the right of any Third Party to terminate such agreement; (b) Allarity will promptly notify Oncoheroes of any such breach by Allarity or a Third Party of any such agreement, in each case, of which Allarity is aware; and (c) in the event of any such breach by Allarity that is not cured within sixty (60) days after written notice to Oncoheroes, (i) Allarity will permit Oncoheroes to cure such breach on Allarity’s behalf upon Oncoheroes’ reasonable written request, and (ii) Oncoheroes may offset any reasonable amounts paid to cure such breach against amounts otherwise payable by Oncoheroes to Allarity under this Agreement; and

(d) No Amendment. Allarity will not amend, modify or terminate any Upstream License in a manner that would adversely affect Oncoheroes’ rights or licenses under this Agreement, without first obtaining Oncoheroes’ written consent, which consent may be withheld in Oncoheroes’ sole discretion.

10.5 Mutual Covenants.

(a) No Debarment. In the course of Development by of the Product, neither Party shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance.

(i) Each Party and its Affiliates shall comply in all material respects with all Applicable Laws in the Development, Manufacture, and Commercialization of Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), as each as may be amended from time to time.

(ii) Without limiting the foregoing, each Party shall comply with Anti-Corruption Laws, and shall not cause the other Party or its Affiliates, directors, officers, shareholders, employees or agents to be in violation of any Anti-Corruption Laws. Without limiting the foregoing, neither Party shall, directly or indirectly, pay any money to, or offer or give anything of value to, any “foreign official” as that term is used in the FCPA or any “foreign public official” as that term is used in the FCPA, in order to obtain or retain business or to secure any commercial or financial advantage for the other Party or for itself or any of their respective Affiliates or Sublicensees. Each Party understands that if it fails to comply with the provisions of Anti-Corruption Laws, then such failure shall automatically be deemed a breach that allows the other Party to terminate this Agreement in accordance with Section 13.3, provided that, the other Party will in such case not have to allow the infringing Party any notice period or cure period.

10.6 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Each party acknowledges and agrees that the other party has not made any representations, express or implied with respect to the subject matter of this Agreement, other than those contained in this agreement.

Article 11

INDEMNIFICATION

11.1 By Oncoheroes. Oncoheroes shall and hereby does save, defend and hold Allarity and its Affiliates and their respective directors, officers, employees and agents (each, a “Allarity Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Allarity Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the research, Development, Manufacture, use, marketing, promotion, distribution, handling, storage, sale or other disposition of Product by or on behalf of Oncoheroes or any of its Affiliates or Sublicensees; (b) the breach by Oncoheroes of any provision of this Agreement; or (c) the gross negligence or willful misconduct of any Oncoheroes Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Allarity Indemnitee or the breach by Allarity of any provision of this Agreement.

11.2 By Allarity. Allarity shall and hereby does save, defend and hold Oncoheroes and its Affiliates and their respective directors, officers, employees and agents (each, an “Oncoheroes Indemnitee”) harmless from and against any and all Losses to which any Oncoheroes Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the research, Development, Manufacture, use, marketing, promotion, distribution, handling, storage, sale or other disposition of Product by or on behalf of Allarity or any of its Affiliates or licensees (other than Oncoheroes), (b) the breach by Allarity of any provision of this Agreement, including Allarity’s obligations with respect to taxes pursuant to Section 8.9 and for purposes of this Section 11.2, “Losses” includes taxes; or (c) the gross negligence or willful misconduct of any Allarity Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Oncoheroes Indemnitee or the breach by Oncoheroes of any provision of this Agreement.

11.3 Procedure. If a Party (the “Indemnified Party”) seeks indemnification under Section 11.1 or 11.2, the Indemnified Party shall: (a) inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice); (b) permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party so long as (I) such claim solely involves monetary consideration and (II) the Indemnifying Party agrees (as between the Parties) to assume sole responsibility for such claim; and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within fifteen (15) days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

11.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2 SOLELY WITH RESPECT TO CLAIMS BY THIRD PARTIES, OR (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 12.

Article 12

CONFIDENTIALITY

12.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for ten (10) years thereafter, such Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any Confidential Information furnished to it by or on behalf of the other Party (the “Disclosing Party”). The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’ and Sublicensees’, employees, agents, consultants and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

12.2 Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party); or (d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records.

12.3 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party as expressly permitted by this Agreement, or if and to the extent such disclosure is necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement and performing its obligations under this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or applicable laws, rules and regulations, or the listing rules of any exchange on which such Party’s securities are traded;

(e) in Regulatory Filings that the Receiving Party has the right to file, or holds, as expressly set forth in this Agreement;

(f) disclosure to the Receiving Party’s Affiliates, licensees and sublicensees/Sublicensees, potential licensees and sublicensees/Sublicensees, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee/Sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 12; and

(g) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third-Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, if the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 12.3(c) or 12.3(d), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure by the Receiving Party of Confidential Information in accordance with any of the foregoing provisions of this Section 12.3 shall not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 12.3, such information becomes generally known or available.

12.4 Confidentiality of this Agreement. Except as otherwise provided in this Article 12 each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are otherwise made public as contemplated by Section 12.5 or to the extent such disclosure is permitted under Section 12.3.

12.5 Public Announcements.

(a) The Parties shall agree on the content and form of the expected press release from each Party and shall coordinate to the extent reasonably practicable, the timing of the initial press releases in order to accomplish the same promptly upon execution and delivery of this Agreement. The initial press releases of the Parties are attached hereto as Exhibit 12.5(a). Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required, in the good faith discretion of such Party’s counsel, by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 12.5(a); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

(b) Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 12.5(a) or as permitted by Section 12.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 12.5(a) or as permitted by Section 12.3 or (B) non-public information about the other Party.

(c) The Parties shall reasonably coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded. Each Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the Parties mutually agree to redact from such filing; provided that each Party shall ultimately retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this Article 12, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.

12.6 Publications. Each Party recognizes that the publication of scientific and medical papers regarding results of and other information regarding Products, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a Party may review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, relating to the Development, Manufacture or Commercialization Products or that includes Confidential Information of the other Party. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), the Party proposing publication shall deliver a complete copy to the other Party at least forty-five (45) days prior to submitting the material to a publisher or initiating such other disclosure, and such other Party shall review any such material and give its comments to the Party proposing publication within thirty (30) days of the delivery of such material to such other Party. With respect to oral presentation materials and abstracts, the Party proposing publication shall deliver a complete copy to the other Party at least fourteen (14) days prior to the anticipated date of the presentation, and such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than ten (10) days from the date of delivery to the non-publishing Party. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and shall delay any submission for publication or other public disclosure for a period of up to an additional sixty (60) days for the purpose of preparing and filing appropriate patent applications. For clarity, this Section 12.6 is intended to set forth the procedures for scientific and medical presentations and publications, and other public disclosures (e.g., press releases, investor presentations and the like) are addressed in Section 12.3 and Section 12.5.

Article 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on Product-by-Product and a country-by-country basis, until the expiration of the Royalty Term of such Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Product in a particular country, the licenses granted by Allarity to Oncoheroes under Section 2.1(a) with respect to such Product and such country shall become fully-paid, royalty free and non-exclusive.

13.2 Unilateral Termination by Oncoheroes. At any time after the first (1st) anniversary of the Effective Date, Oncoheroes may terminate this Agreement in its entirety, for any or no reason upon (i) ninety (90) days’ written notice to Allarity if such notice is provided prior to First Commercial Sale, and (ii) one hundred eighty (180) days’ written notice to Allarity if such notice is provided on or after First Commercial Sale.

13.3 Termination by Either Party for Breach.

(a) Breach. Subject to Section 13.3(b), each Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice; provided that if such breach is not reasonably capable of cure within such sixty (60)-day period, the breaching Party may submit a reasonable cure plan prior to the end of such sixty (60)-day period, in which case the other Party shall not have the right to terminate this Agreement for an additional period of thirty (30) days so long as the breaching Party is using Commercially Reasonable Efforts to implement such cure plan.

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such sixty (60)-day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) unless and until a court, in accordance with Article 14, has determined that the alleged breaching Party has materially breached this Agreement and that such Party fails to cure such breach within sixty (60) days following such arbitrators’ decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.4 Termination for Patent Challenge. Allarity may terminate this Agreement in its entirety upon sixty (60) days’ written notice if Oncoheroes or its Affiliates or Sublicensees, individually or in association with any other Person, commences a legal action anywhere in the world challenging the validity, enforceability or scope of any Licensed Patent that is included in the License at such time (“Patent Challenge”); provided that a Patent Challenge does not include any counterclaim or defensive challenge made in any legal action or other proceeding commenced or maintained by Oncoheroes, its Affiliates or its Sublicensees in response to any claim or action brought in the first instance by, or on behalf of Allarity or its Affiliates. The commencement of a Patent Challenge by Oncoheroes shall not be grounds for termination of this Agreement if (i) such Patent Challenge is withdrawn or (ii) Oncoheroes demands in writing that such Sublicensee withdraw such Patent Challenge and terminates its sublicense of the License to such Sublicensee, in each case ((i) and (ii)) within sixty (60) days of Oncoheroes becoming aware of such Patent Challenge.

13.5 Termination by Either Party for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within sixty (60) days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.

13.6 Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any Development Milestone Event is achieved during the termination notice period, then the corresponding milestone payment in respect of such Development Milestone Event is accrued and Oncoheroes shall remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination.

13.7 Effect of Termination.

(a) Upon termination of this Agreement by Oncoheroes pursuant to Section 13.2, or by Allarity pursuant to Sections 13.3, 13.4 or 13.5, the following shall apply:

(i) Reversion of Rights. All rights and licenses granted to Oncoheroes under this Agreement shall terminate and revert to Allarity;

(ii) Regulatory Approval. In the event that this Agreement is terminated by Oncoheroes pursuant to Section 13.2 or by Allarity pursuant to Section 13.3, then, if at the time of termination of this Agreement, Oncoheroes holds or has rights in or to any Regulatory Approvals for the Product, Oncoheroes shall assign to Allarity or a Third Party designated by Allarity all such Regulatory Approvals for the Product, at Oncoheroes’ cost and expense. In addition, upon Allarity’s written request, Licensee shall, at Oncoheroes’ sole cost and expense, provide to Allarity copies of all tangible Development Data and Regulatory Filings Controlled by Oncoheroes in the Territory necessary or useful for obtaining Regulatory Approval. Upon any such termination, Oncoheroes shall grant and does hereby grant to Allarity a transferrable Right of Reference to all Regulatory Filings pertaining to the Product submitted by or on behalf of Oncoheroes anywhere in the Territory solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Product, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Product. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange.

(iii) Inventory. In the event that this Agreement is terminated in its entirety, Allarity shall have the right, but not the obligation, to purchase any and all of the inventory of Product held by Oncoheroes or its Affiliates as of the date of termination, at a price equal to the Cost of Goods of such inventory, together with any applicable external costs of transportation, storage and insurance, and import and export taxes and fees. If Allarity does not elect to purchase such inventory from Oncoheroes, Oncoheroes shall have the right to continue to sell such inventory of Product in the Licensed Field in the Territory for six (6) months after the date of termination of this Agreement, subject to Oncoheroes’ continued payment of royalties on Net Sales of Product during such period in accordance with Section 8.3.

(iv) Intellectual Property.

(A) Oncoheroes IP. Oncoheroes shall, and shall cause its Affiliates and Sublicensees to, disclose to Allarity (1) any and all Information Controlled by Oncoheroes, its Affiliates, or Sublicensees as of the effective date of termination of this Agreement that has been generated by or on behalf of Oncoheroes, its Affiliates or Sublicensees with respect to Product, (2) any Oncoheroes Inventions, and (3) any Patents Controlled by Oncoheroes or its Affiliates that Cover the Product in the Licensed Field in the Territory, in each case that are necessary or reasonably useful to enable Allarity to Develop and Commercialize Product in the Licensed Field (collectively, the “Oncoheroes IP”). After receipt of the Oncoheroes IP, Allarity may notify Oncoheroes that it wishes to obtain a license to the Oncoheroes IP to Develop and Commercialize Product in the Licensed Field. The Parties shall negotiate the terms of such license in good faith for a period not to exceed ninety (90) days. The terms of such license will include a mutually agreed upon payment on signing of the license, and will include milestone payments to become due upon the achievement of the then-remaining development milestone events set forth in Section 8.2, together with royalty payments; it being understood and agreed that no payments shall be required in the case of any termination by Oncoheroes pursuant to Section 13.2 or termination by Allarity pursuant to Section 13.3. Any such Oncoheroes IP shall be subject to the confidentiality obligations and exemptions from confidentiality obligations set forth in Article 12. If the Parties are unable to agree on the terms and execute a definitive agreement with respect to the Oncoheroes IP during such ninety (90)-day negotiation period, then they may have such terms determined by baseball arbitration pursuant to Section 14.4.

(B) Regulatory Filings. With respect to Product to which Allarity obtains a license pursuant to Section 13.7(a)(iv)(A), Oncoheroes shall and does hereby assign, and shall cause its Affiliates and Sublicensees to assign, to Allarity all of their right, title and interest in and to all Regulatory Filings with respect to such Product in the Licensed Field, including any Regulatory Approvals and applications therefor.

(C) Trademarks. If, as of the effective date of termination, Oncoheroes has Commercialized the Product to which Allarity obtains a license pursuant to Section 13.7(a)(iv)(A), Oncoheroes shall and hereby does grant Allarity a non-exclusive, royalty-bearing license under the Product Marks to Commercialize such Product on commercially reasonable terms to be negotiated by the parties as part of the negotiation set forth in Section 13.7(a)(iv)(A) (and, for the avoidance of doubt, in case of inability to agree on such terms such matter shall be included in the baseball arbitration pursuant to Section 14.4).

(b) Subject to Section 13.7(a), Allarity will not have any rights with respect to any Information generated by Oncoheroes with respect to such terminated Product, to any Oncoheroes Inventions, or to any Patents Controlled by Oncoheroes or its Affiliates, and Oncoheroes will have no further obligations to Allarity with respect to any such terminated Product.

(c) Subject to Section 13.7(a), upon expiration or termination of this Agreement for any reason, each Party, at the request of the other Party, shall return, or at the election of the other Party, destroy, and thereafter provide the other Party written certification evidencing such destruction, all data, files, records and other materials in its or its Affiliates’ or, with respect to Oncoheroes, Sublicensees, possession or control containing or comprising such other Party’s Confidential Information.

13.8 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.3, 8.6 through 8.9 (inclusive), 9.1, 10.6, 13.7, and 13.8, and Articles 1, 11, 12, 14, and 15.

Article 14
DISPUTE RESOLUTION

14.1 Disputes. Except as provided in Section 3.1(d) and Section 14.4, upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to the Senior Executive of Oncoheroes and the Senior Executive of Allarity for resolution. If the Senior Executives are unable to resolve such matter within thirty (30) days after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter pursuant to the dispute resolution, as provided in Section 14.2.

14.2 Dispute Resolution. The federal courts of New York shall have the exclusive jurisdiction over the Parties with respect to any dispute or controversy between them arising under or in connection with this Agreement, and by execution and delivery of this Agreement, the Parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with Section 15.9 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement.

14.3 Injunctive Relief; Court Actions. Either Party may apply to the courts for interim injunctive relief until a judgment is rendered or the controversy is otherwise resolved.

14.4 Baseball Arbitration. If the Parties fail to agree on any matter described in Section 2.2 or Section 6.4(a) and a Party submits such failure to baseball arbitration for final resolution, then relevant failure to agree shall be resolved in accordance with this Section 14.4. Within ten (10) Business Days following a Party’s receipt of any baseball arbitration notice from the other Party, the Parties shall meet and attempt to agree on an independent Third Party expert with at least ten (10) years of experience in the licensing of biopharmaceutical compounds or products. If the Parties cannot agree on such expert within such time period, then each Party may nominate one independent expert within ten (10) Business Days after such ten (10)-Business Day period and the two experts so selected shall nominate the final independent expert within ten (10) Business Days of their nomination. Within ten (10) Business Days of her or their appointment, the expert(s) shall set a date for the arbitration, which date shall be scheduled as soon as possible and is intended to be scheduled no more than sixty (60) days after the date the arbitration is demanded. At least fifteen (15) Business Days prior to the arbitration, each Party shall provide the expert with a complete, written proposal of such Party’s solution to the applicable Dispute, along with any documentary or other evidence it wishes to provide in support for such proposal. After receiving both Parties’ proposals, the expert(s) will have the right to meet with the Parties as necessary to inform the expert’s determination and to perform independent research and analysis. The expert(s) will be instructed to select one of the Party’s proposals without modification within thirty (30) days following the receipt of both proposals. The expert(s) will deliver her/their decision regarding the disputed matter in writing, which decision will be made in accordance with the standard for resolution of such matter set forth in this Agreement and will be binding and conclusive upon both Parties. The Party whose proposal is not selected by the experts is responsible for the fees of the experts and the costs and expenses of the baseball arbitration. The provisions of Section 14.3 apply to any baseball arbitration proceedings commenced under this Section 14.4 mutatis mutandis.

14.5 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks covering the Manufacture, use, importation, offer for sale or sale of a Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

Article 15

MISCELLANEOUS

15.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to Oncoheroes or Allarity are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or other similar foreign laws. The Parties shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code (or any comparable provision of the laws applicable to bankruptcies or insolvencies), and other similar foreign laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, or other similar foreign laws, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and the same, which, if not already in the non-debtor Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-debtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the non-debtor Party.

15.2 Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.3 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.

15.4 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Law.

15.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by an authorized representative of such Party.

15.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and (b) in connection with the transfer or sale of all or substantially all of the assets of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)). Any attempted assignment not in accordance with this Section 15.6 shall be null and void and of no legal effect. The rights and obligations of the Parties under this Agreement are binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement is void.

15.7 No Third-Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

15.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or electronic mail confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries; or (c) if sent by electronic mail, upon electronic confirmation of receipt.

If to Allarity:	Allarity Therapeutics A/S 210 Broadway #201 Cambridge, MA 02139 Attention:_James Cullem, Chief Business Officer Email: jcullem@allarity.com

With a copy (which shall not constitute notice) to:	Orrick, Herrington & Sutcliffe LLP 1152 15th Street, N.W Washington, D.C. 20005-1706 Attention: David E. Schulman Email: dschulman@orrick.com

If to Oncoheroes:	Oncoheroes Biosciences Inc. 62 Cypress Street #5 Brookline, MA 02445 Attention: Ricardo Garcia, CEO Email: rgarcia@oncoheroes.com

With a copy to:	Cooley LLP 500 Boylston Street 14th Floor Boston, MA 02116-3736 United States of America Attention: Geoffrey J. Spolyar Email: gspolyar@cooley.com

15.10 Force Majeure. Each Party shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure includes conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, quarantine, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement means calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.12 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein encompasses references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” are deemed followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any person includes the person’s successors and assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Exhibits refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, and (g) the word “or” is disjunctive but not necessarily exclusive.

15.13 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.14 Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

In Witness Whereof, the Parties have executed this Exclusive License Agreement by their duly authorized officers as of the Effective Date.

Oncoheroes Biosciences Inc.	Allarity Therapeutics A/S

By:	By:
Name:	Name:
Title:	Title:

Annex I

Compound

[***]

Exhibit 1.58: Pediatric Indications comprising the Licensed Field

Brain Cancers:

●	Angiocentric glioma
●	Astrocytoma
●	Diffuse intrinsic pontine gliomas/ Diffuse midline gliomas (DIPG/DMG)
●	Dysembryoplastic neuroepithelial tumor (DNET)
●	Ganglioma
●	Gliomatosis cerebri
●	Gliosarcoma
●	Oligodendroglioma
●	Optic nerve glioma
●	Pleomorphic xanthoastrocytoma (PXA)
●	Pediatric Glioblastoma
●	Medulloblastoma
●	Neurocytoma

Other Neural tumors, including:

●	Atypical teratoid rhabdoid tumor (ATRT)
●	Neuroblastoma
●	Primitive neuroectodermal tumors (PNET) and pineoblastoma
●	Retinoblastoma
●	Paraganglioma
●	Choroid plexus tumors
●	Craniopharyngioma
●	Ependymoma
●	Ependymoblastoma
●	Meningioma
●	Neurofibroma/plexiform neurofibroma
●	Schwannoma (neurilemoma)
●	Spinal cord tumors

Sarcomas:

●	Alveolar soft part sarcoma
●	Angiosarcoma
●	Atypical teratoid-rhabdoid tumors
●	Chondrosarcoma
●	Chordoma
●	Clear cell sarcoma
●	Desmoid-type fibromatosis
●	Ewing’s sarcoma
●	Fibroblastic sarcoma
●	Leiomyosarcoma
●	Liposarcoma
●	Malignant peripheral nerve sheath tumor (MPNST)
●	Osteosarcoma
●	Retroperitoneal sarcoma
●	Rhabdomyosarcoma
●	Soft tissue sarcoma
●	Synovial sarcoma

Hematological cancers:

●	Burkitt’s Lymphoma
●	Pediatric Acute Lymphoblastic Leukemia
●	Pediatric Acute Myeloid/Myelogenous Leukemia
●	Pediatric Acute Megakaryocytic Leukemia
●	Pediatric Acute Myeloblastic Leukemia
●	Pediatric Acute Myelogenous Leukemia
●	Pediatric Acute Myeloid Leukemia
●	Pediatric Acute Myelomonocytic Leukemia
●	Pediatric Acute Promyelocytic Leukemia
●	Juvenile myelomonocytic leukemia
●	Hodgkin’s disease/lynphoma

Others:

●	Germ cell tumors
●	Germinoma
●	Pheochromocytoma
●	Hepatoblastoma
●	Nephroblastoma
●	Wilms Tumor
●	Li-Fraumeni syndrome
●	Tuberous sclerosis
●	Pituitary tumors

Exhibit 1.60: Licensed Patents

Platform Patents (as defined in Eisai Head License Agreement)

None

Product-Specific Patents (as defined in Eisai Head License Agreement)

Jurisdiction	Application No./ Patent No.	Status
Australia	2008308664	Granted
Bangladesh	266/2008	Pending
Brazil	PI0820518-3	Allowed
Canada	2700903	Granted
Chile	320-2010	Abandoned
China (People’s Republic)	200880118681	Granted
Egypt	PCT519/2010	Pending
Europe Validation states: AT, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LI, LT, LU, LV, MC, MT, NL, NO, PL, PT, RO, SE, SI, SK, TR	EP 2209375	Granted
Israel	204776	Granted
Indonesia	ID P0036467	Granted
India	1312/KOLNP/2010	Pending
Jordan	P/433/2008	Pending
Japan	5439380	Granted
Korea, Republic of	10/1596526	Granted
Sri Lanka	15757	Granted
Mexico	308513	Granted
Malaysia	MY-155237-A	Granted
New Zealand	585012	Granted
Peru	205.201	Abandoned
Philippines	1-2010-500633	Granted
Pakistan	1166/2008	Pending
Russian Federation	2485122	Granted
Saudi Arabia	8290618	Abandoned
Singapore	185272	Granted
Thailand	801005083	Pending
Taiwan	97138166	Granted
Ukraine	99483	Granted
United States of America	60/977,115	Converted
United States of America	8,236,802	Granted
United States of America	8,894,989	Unfiled
United States of America	14/538,447	Abandoned
Vietnam	16364	Granted
Patent Cooperation Treaty	PCT/US2008/078606	Converted
South Africa	2010/02317	Granted

Exhibit 1.62: Licensed Marks

N/A

Exhibit 1.91: Upstream Licenses

[***]

Exhibit 12.5(a): Press Release